Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS FOURTH QUARTER EARNINGS

Earnings per share of 9 cents;

Revenue growth of 8% from the fourth quarter last year

LOS ALTOS, CALIF. – JANUARY 19, 2006 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported financial results for the fourth quarter of 2005. Fully diluted earnings per share for the fourth quarter were 9 cents, compared to 6 cents in the fourth quarter last year and 14 cents in the previous quarter. Operating income for the fourth quarter was $7.3 million, compared to $9.6 million in the fourth quarter last year and $3.9 million the previous quarter. Net income for the fourth quarter of 2005 was $9.4 million as compared to $6.5 million in the fourth quarter last year and $14.5 million in the previous quarter. The quarterly earnings per share and net income reflect a pre-tax gain of $5.4 million resulting from repurchases of notes during the quarter versus a pre-tax gain of $18.6 million in the third quarter relating to the repurchase of notes. Revenue for the fourth quarter was $41.6 million, up 7.7% over the fourth quarter last year and up 15.5% from the previous quarter.

“We are pleased with the results for the fourth quarter. We achieved record revenue and finished the year by signing an important patent licensing agreement with AMD for which payments will begin in 2006,” said Harold Hughes, president and chief executive officer at Rambus. “We built a strong foundation this past year with achievements that demonstrate the value of our technology and give us a solid start to the new year.”

Fourth quarter results reflected $6.9 million in contract revenues, up 14.3% over the fourth quarter last year and down 13.5% from the previous quarter. The sequential decrease reflects timing of deliverables under certain memory and serial link technology development contracts. Fourth quarter results include $34.7 million in royalties, up 6.5% over the fourth quarter last year and up 23.7% from the previous quarter. The sequential increase in royalties is primarily due to the first quarterly royalty payment of $5.9 million from Infineon under the license agreement announced in March 2005.

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Total costs and expenses for the fourth quarter of 2005 were $34.3 million compared with $29.0 million in the fourth quarter last year and $32.1 million last quarter. Research and development expense, and marketing, general and administrative expenses, increased $3.4 million and $1.8 million respectively, compared with the fourth quarter of 2004. The increase in research and development expense reflects investment in research and development capability in the United States and Bangalore, while the increase in marketing, general and administrative expenses is a reflection of our commitment to a strong sales presence and a strong infrastructure to support our business as it grows.

Rambus reported a pre-tax gain of $5.4 million on the repurchase of $35 million face value of its zero coupon convertible notes during the quarter. The notes were repurchased for a total of $29 million in cash. Primarily as a result of the repurchase of the notes and the repurchase of approximately one million shares of common stock for $13 million, cash equivalents and marketable securities declined from $388 million as of September 30, 2005 to $355 million at year-end.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PST today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 888-203-1112 and the ID number is 4466070. For international callers, the number is 719-457-0820. The replay will be available on our website beginning at 5:00 p.m. PST today.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’ interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina; Taipei, Taiwan; Tokyo, Japan and Bangalore, India. Additional information is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including our CEO’s statements regarding prospects for 2006. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the uncertainty of realizing any benefits in the new year from activities during 2005. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.

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RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Contract revenues	$6,904	$7,983	$6,038	$26,876	$24,742
Royalties	34,685	28,031	32,571	130,322	120,132

Total revenues	41,589	36,014	38,609	157,198	144,874

Costs and expenses:
Cost of contract revenues	4,742	4,455	5,512	19,766	20,246
Research and development	11,848	10,598	8,430	40,972	32,627
Marketing, general & administrative	9,422	8,135	7,608	36,416	29,427
Litigation expense	8,265	8,898	7,470	38,282	23,057

Total costs and expenses	34,277	32,086	29,020	135,436	105,357

Operating income	7,312	3,928	9,589	21,762	39,517
Interest and other income, net	8,084	21,202	916	34,830	8,368

Income before income taxes	15,396	25,130	10,505	56,592	47,885
Provision for income taxes	6,015	10,634	3,962	22,915	14,326

Net income	$9,381	$14,496	$6,543	$33,677	$33,559

Net income per share – basic	$0.09	$0.15	$0.06	$0.34	$0.33

Net income per share – diluted	$0.09	$0.14	$0.06	$0.32	$0.30

Shares used in per share calculations:
Basic	99,688	99,944	102,380	99,876	101,931
Diluted	103,561	103,211	109,017	103,993	110,050

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RAMBUS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$42,391	$56,144	$48,310
Marketable securities	118,416	88,973	89,483
Accounts receivable, net	954	1,329	1,435
Prepaid and deferred taxes	4,219	13,703	13,861
Prepaids and other current assets	4,235	5,168	4,094

Total current assets	170,215	165,317	157,183

Marketable securities, long-term	194,583	242,906	98,567
Restricted investments	2,279	2,274	5,067
Deferred taxes, long-term	68,626	63,387	75,295
Purchased intangible assets, net	23,650	22,294	21,765
Property and equipment, net	18,898	20,542	17,578
Goodwill, net	3,315	3,315	581
Other assets	3,953	4,895	688

Total assets	$485,519	$524,930	$376,724

Total cash, cash equivalents and marketable securities	$355,390	$388,023	$236,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$19,634	$19,415	$17,444
Deferred revenue	973	4,963	19,271

Total current liabilities	20,607	24,378	36,715
Notes payable	160,000	195,000	—
Deferred revenue, less current portion	8,317	7,905	4,552
Other long-term liabilities	1,592	1,991	—

Total liabilities	190,516	229,274	41,267

Stockholders’ equity:
Common Stock	99	100	103
Additional paid-in capital	327,524	331,499	341,080
Accumulated other comprehensive gain (loss)	(1,647)	(1,562)	(878)
Accumulated deficit	(30,973)	(34,381)	(4,848)

Total stockholders’ equity	295,003	295,656	335,457

Total liabilities and stockholders’ equity	$485,519	$524,930	$376,724

END